As filed with the Securities and Exchange Commission on December 17, 2015

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MEDGENICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	98-0217544
(State of incorporation)	(IRS Employer Identification Number)

435 Devon Park Drive, Building 700

Wayne, PA 19087
(610) 254-4201
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael F. Cola
President and Chief Executive Officer
Medgenics, Inc.
435 Devon Park Drive

Building 700
Wayne, Pennsylvania 19087
(610) 254-4201

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of		Proposed Maximum	Proposed Aggregate	Amount of
securities	Amount to be	Offering Price Per	Maximum Offering	Registration fee
to be registered	Registered (1)	Security (2)	Price (2)	(2)
Common Stock, par value $0.0001 per share	459,770	$6.13	$2,816,091.00	$284.00

(1)	The Registrant is hereby registering for resale 459,770 shares of common stock and an indeterminate number of shares of common stock as may be issuable from time to time as a result of a stock split, stock dividend, capitalization or similar event.

(2)	Estimated pursuant to Rule 457(c) solely for purposes of calculating the amount of the registration fee, based on the average of the high and low prices of the Registrant’s common stock reported as of December 14, 2015 on the NYSE MKT.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. The selling stockholder named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any jurisdiction where such offer or sale is not permitted.

Subject to Completion, Dated December 17, 2015

PROSPECTUS

MEDGENICS, INC.

459,770 Shares of Common Stock

We are registering our common stock, par value $0.0001 per share, for resale by the selling stockholder identified in this prospectus. We are not selling any shares of our common stock under this prospectus and we will not receive any of the proceeds from the sale of shares by the selling stockholder. Specifically, this prospectus relates to the resale of 459,770 shares of our common stock. The selling stockholder acquired these shares of common stock from us as a milestone payment on October 8, 2015.

For a description of the plan of distribution of the resale shares, see page 10 of this prospectus.

The selling stockholder identified in this prospectus, or its pledges, donees, transferees or other successors in interest, may offer and sell the shares of common stock being offered by this prospectus from time to time in public or private transactions, or both. These sales may occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The selling stockholder may sell shares being offered by this prospectus to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder, the purchasers of such shares, or both. See “Plan of Distribution” for a more complete description of the ways in which the shares being offered by this prospectus may be sold.

Our common stock is traded on the NYSE MKT under the symbol “MDGN.” On December 16, 2015, the closing price of our common stock was $5.99.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. BEFORE INVESTING, YOU SHOULD REFER TO THE RISK FACTORS ON PAGE 6 OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is               , 2015.

ABOUT THIS PROSPECTUS

The information contained in this prospectus is not complete and may be changed. You should rely only on the information provided in or incorporated by reference in this prospectus or in any prospectus supplement, or documents to which we otherwise refer you. We have not authorized anyone else to provide you with different information.

We have not authorized any dealer, agent or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or an accompanying prospectus supplement. This prospectus and the accompanying prospectus supplement, if any, do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus and the accompanying prospectus supplement, if any, constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement, if any, is accurate on any date subsequent to the date set forth on the front of such document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

References in this prospectus to the terms “the Company,” “Medgenics,” “we,” “our” and “us” or other similar terms mean Medgenics, Inc. and its wholly owned subsidiaries, Medgenics Medical (Israel) Limited and neuroFix, LLC, unless we state otherwise or the context indicates otherwise.

THE COMPANY

Overview

We are a clinical stage rare and orphan disease company developing an innovative and proprietary ex vivo gene therapy platform, offering what we believe to be a novel therapeutic approach for use in the $50 billion orphan and rare disease therapeutics markets. Our TARGTTM (Transduced Autologous Restorative Gene Therapy) platform is designed to provide sustained protein and peptide therapies to treat a range of chronic diseases and conditions. We are currently studying our lead product candidate MDGN-201, which we refer to as TARGTEPOTM, in one Phase 1/2 clinical trial and two Phase 2 clinical trials in patients with End Stage Renal Disease (ESRD). Through our acquisition of neuroFix, LLC, or neuroFix, we acquired the rights to develop a second product candidate, NFC-1, as well as the rights to certain data derived from a clinical trial and other studies of NFC-1. NFC-1 is a first-in-class, non-stimulant metabotropic glutamate receptor (mGluR) neuromodulator that is Phase 2/3 ready for the treatment of mGluR network mutation positive Attention Deficit Hyperactivity Disorder (ADHD), as well as neuropsychiatric symptoms resulting from a related rare genetic disorder, 22q11.2 Deletion Syndrome (22q11.2 DS). We intend to develop NFC-1 for the treatment of mGluR network mutation positive ADHD (mGluR+ ADHD) and certain other neurological and neuropsychological indications. A Phase 1b clinical trial of NFC-1 in adolescents with ADHD and disruptions in the mGluR gene network was recently completed showing the safety of NFC-1 as well as signaling potential efficacy in the adolescents treated.

We are currently studying TARGTEPO in identified sub-populations of unmet need including patients who are treated chronically with hemodialysis or peritoneal dialysis, all of whom are also renal transplant eligible patients. We are planning to further examine the impact of TARGTEPO on blood pressure and other markers of cardiovascular risk in these ESRD patients. Future studies will also examine patients whose conditions may qualify for orphan drug designation, including patients with myelodysplastic syndrome (MDS), and patients with Beta thalassemia intermedia. We have initiated in vivo proof of concept pre-clinical studies with several other orphan or rare disease candidates, and have initiated discussions with regulatory agencies for some of those programs in 2015.

In June 2014, the first patient was enrolled in our Phase 1/2 clinical trial of MDGN-201 (TARGTEPO). The aim of the ongoing trial is to validate the potential of our TARGT platform using a second-generation expression cassette of the HDAd viral vector, which was developed to enhance durability of the proposed therapeutic effect. The ongoing study is evaluating the potential of the updated platform to offer sustained production and delivery of endogenous erythropoietin (eEPO) to treat anemia in dialysis patients with ESRD. This open-label trial is expected to enroll up to 18 patients with ESRD who require rHuEPO treatment for anemia. We expect that each patient will receive one or more TARGTEPO microorgans and will be followed for at least one year. The trial endpoints include plasma eEPO levels, blood counts and safety assessment.

We have now completed enrollment in the low-dose cohort of the Phase 1/2 clinical trial of TARGTEPO. All six patients who received TARGTEPO microorgans have shown positive initial response to therapy at approximately 100x lower Cmax than rHuEPO (e.g., EPREX). Five of six patients maintained hemoglobin levels within their targeted range due to red blood cell production stimulated by eEPO for at least five months following implantation without receiving any injections of rHuEPO or blood transfusions, and one patient continues to remain stable without receiving any injections of rHuEPO or blood transfusions for 16 months since implantation. The low-dose was well-tolerated in all six patients and there have been no treatment-related serious adverse events (SAEs). Enrollment in the mid-dose cohort of the Phase 1/2 trial began in the first quarter of 2015 and four patients have been enrolled. Implanted TARGTs produced eEPO in all four patients. One patient in this cohort was not able to maintain his hemoglobin levels within the targeted range and required injections of rHuEPO and exited the study. The other three mid-dose patients are stable and have not received any injections of rHuEPO or blood transfusions. One of these three patients had Hb above 13 (which is high according to the guidelines for erythropoietin treatment in ESRD patients) and was treated with repeated phlebotomy. Each phlebotomy resulted in a transient decrease in Hb but not in eEPO. In accordance with the protocol, the investigator excised one of the implanted TARGTs. Following excision, the patient experienced a decrease both in EPO and Hb, and Hb stabilized to the acceptable range within the guidelines.

We also enrolled two patients in our first trial studying TARGTEPO in patients with ESRD who are undergoing peritoneal dialysis. The first patient required injection of rHuEPO close to 5 months post implantation and exited the study. This patient had been implanted with one TARGT and although it was still secreting it was not sufficient to maintain the patient Hb within the desired range. The second patient is still stable and not requiring any injections of rHuEPO or blood transfusions. In the second quarter of 2015, we received clearance to proceed from the U.S. Food and Drug Administration, or FDA, for our investigational new drug application, and we have started a Phase 2 clinical trial in the United States studying TARGTEPO in ESRD patients who are undergoing peritoneal dialysis. The first patient in this study was enrolled at the end of the second quarter of 2015, and represents the first patient that we are studying in a clinical trial in the United States. This patient required one rHuEPO injection 2 months post implantation and remains in the study in accordance with the protocol. In June 2015, our wholly owned subsidiary, Medgenics Medical (Israel) Ltd., which we refer to as MMI, was awarded a government grant of up to NIS 13.3 million (approximately $3.4 million) from the Israeli Office of the Chief Scientist (OCS) at the Ministry of Economy of Israel. The grant will be used to cover research and development expenses for the 13-month period from December 2014 through December 2015 to support further research and clinical development of our TARGT system with respect to the treatment of rare and orphan diseases. Under the terms of the OCS grant, MMI will be required to repay the grant in full, plus interest, through royalties on income generated by MMI. The payment of royalties is contingent on such revenues and, in the absence of such revenues, no royalty payments to the OCS will be required.

In September 2015, we completed the acquisition of neuroFix, the developer of NFC-1, a Phase 2/3 ready first-in-class, non-stimulant mGluR neuromodulator for the treatment of mGluR ADHD, as well as neuropsychiatric symptoms resulting from a related rare genetic disorder, 22q11.2 DS. Hakon Hakonarson, M.D., Ph.D., Professor and Director of the Center for Applied Genomics (CAG) at The Children’s Hospital of Philadelphia (CHOP) founded neuroFix to pursue development of NFC-1 following a breakthrough genetic discovery. We acquired all outstanding shares of neuroFix for upfront consideration of $2 million, a series of performance-based milestone payments and sales royalties, as further described below under “Acquisition of neuroFix.”

We have generated significant losses to date, and we expect to continue to generate losses as we progress towards the commercialization of our product candidates. We incurred net losses of approximately $31.53 million for the nine month period ended September 30, 2015. As of September 30, 2015, we had stockholders’ equity of approximately $9.18 million. We are unable to predict the extent of any future losses or when we will become profitable, if at all.

Acquisition of neuroFix

On September 9, 2015, we entered into an Equity Interest Purchase Agreement, or the Purchase Agreement, with neuroFix therapeutics, Inc., a Delaware corporation, or Legacy Corp, neuroFix, CHOP, Philip Harper and Hakon Hakonarson, pursuant to which we acquired the equity of neuroFix, or the Acquisition. Immediately prior to the execution of the Purchase Agreement, Legacy Corp had contributed its business to neuroFix.

Under the terms of the Purchase Agreement, Legacy Corp, neuroFix, CHOP, Harper and Hakonarson agreed to consummate the Acquisition in consideration for certain upfront, milestone and earnout payments related to certain product sales by us. The payments by us are as follows:

•	an upfront payment of $2 million in cash paid upon the consummation of the Acquisition, which was paid on September 9, 2015;

•	a payment of $6 million, payable as $1.2 million in cash to CHOP, $1.6 million in cash to Legacy Corp and $3.2 million of our common stock to Legacy Corp, which were paid upon the completion of an underwritten public offering of our common stock resulting in proceeds to us, net of underwriters’ fees and expenses, of at least $35 million, as further described below under “Other Events”;

•	additional payments of up to $450 million upon the achievement of certain developmental, regulatory and sales milestones related to an oral formulation of NFC-1 and any new chemical entity developed by us covering the same indication as the NFC-1, or an NCE; and

•	earnout payments equal to a percentage of certain product sales by us using tiered rates ranging from the mid- to high single digits depending on NFC-1 or NCE.

In addition to the foregoing, in the event NFC-1 is approved by the FDA for additional indications beyond the initial indication, additional payments of $25 million for each such additional indication shall be paid by us.

The price per share for all of our common stock issued in connection with the Acquisition will equal the lower of (a) the closing price of our common stock as reported by the NYSE MKT on the business day immediately prior to the issuance of the common stock, and (b) an amount equal to the volume weighted average price for our common stock as reported by the NYSE MKT for the ten (10) trading days immediately prior to the issuance of such common stock. In addition, pursuant to the Purchase Agreement, we will not issue more than 19.99% of the amount of common stock outstanding on the day we entered into the Purchase Agreement without first obtaining the approval of our stockholders and, in no case, will we issue more than 49.99% of the amount of common stock outstanding on the day we entered into the Purchase Agreement.

Immediately prior to and in connection with the Acquisition, neuroFix entered into a License Agreement, or the License Agreement, with CHOP, pursuant to which CHOP would license to neuroFix certain technology owned and controlled by CHOP related to ADHD and certain other neurological and neuropsychological indications. Pursuant to the License Agreement, CHOP licenses to neuroFix (coupled with a right to sublicense) certain patent rights and compound know-how on an exclusive, worldwide, royalty-bearing right and license basis, and certain CHOP know-how (other than compound know-how) on a non-exclusive, worldwide, royalty-bearing right and license basis. CHOP also grants to neuroFix an exclusive option during the term of the License Agreement to negotiate an exclusive license to certain CHOP intellectual property.

Pursuant to the License Agreement, CHOP retains rights to the licensed patent rights and know-how to conduct teaching, educational, research and patient care activities itself and to conduct collaborations with certain not-for-profit, governmental, educational or non-commercial third parties and for purposes outside of the field of the license. Under the License Agreement, neuroFix grants to CHOP a non-exclusive, worldwide, fully paid up, royalty-free license under all intellectual property rights controlled by neuroFix to make and use certain products for education and non-commercial research purposes.

In addition to neuroFix having issued equity to CHOP in partial consideration for the rights granted under the License Agreement (which equity was issued immediately prior to the Acquisition described above), CHOP is eligible for certain milestone and royalty payments under the License Agreement as further described below:

•	up to $1.5 million in regulatory and sales milestone payments in connection with each FDA-approved indication obtained by neuroFix utilizing intellectual property licensed under the License Agreement;

•	royalty payments equal to a percentage of certain product sales by neuroFix using a fluctuating rate in the low single digits (adjusted downward to the extent third party royalty payments exceed a certain percentage in a given calendar quarter);

•	annual maintenance fees of equal to or less than $100,000 depending on the year; and

•	a certain percentage (ranging from mid-single digits to the mid-teens depending on if other rights of neuroFix are also licensed to the sublicensee at the same time) of all sublicensee income (except any amounts attributable to sublicensed sales by a certain party in Japan).

The License Agreement will terminate, with respect to each product and each territory covered by the License Agreement, upon the later of (i) the expiration of the certain CHOP patent rights and (ii) January 1, 2025, at which time the license rights granted to neuroFix become perpetual, irrevocable, fully paid-up and royalty-free. The License Agreement could also be subject to termination by CHOP if neuroFix is not achieving certain specified development plans and diligence events and is not undertaking commercially reasonable efforts to achieve such events.

Other Events

On October 1, 2015, the Company entered into a purchase agreement, or the Underwriting Agreement, with Piper Jaffray & Co., as representative of the several underwriters set forth on Schedule I thereto, or the Underwriters, relating to an underwritten public offering of 6,155,000 shares, or the Firm Shares, of the Company’s common stock, par value $0.0001 per share. The Company also granted to the Underwriters an option to purchase up to 923,250 additional shares within thirty days after the effective date of the Underwriting Agreement, or the Option Shares and together with the Firm Shares, the Shares. All of the Shares were sold pursuant to the terms of the Underwriting Agreement. The Shares were offered to the public at a price of $6.50 per Share, and the Underwriters agreed to purchase the Shares from the Company pursuant to the Underwriting Agreement at a price of $6.11 per Share.

The offering was made pursuant to the Company’s shelf registration statement on Form S-3 (Registration No. 333-184431) initially filed with the Securities and Exchange Commission, or the Commission, on October 16, 2012 and declared effective on October 26, 2012. A prospectus supplement relating to the Offering has been filed with the Commission. The closing of the offering took place on October 6, 2015, following the satisfaction of customary closing conditions.

The net proceeds from the sale of the Shares, after deducting the Underwriters’ discount and other offering expenses, was approximately $42.87 million.

The offering trigged a corporate milestone payment equal to $6.00 million under the terms of the Purchase Agreement, payable as $1.20 million in cash to CHOP, $1.60 million in cash to Legacy Corp, and $3.20 million of the Company’s shares of common stock to Legacy Corp. The Company made cash payments totaling $2.8 million to CHOP and Legacy Corp on October 6, 2015. On October 8, 2015, the Company issued 459,770 shares of its common stock to Legacy Corp, priced at $6.96 per share. Pursuant to the terms of the Purchase Agreement, the Company is filing this registration statement to cover the resale of the 459,770 shares of its common stock issued to Legacy Corp.

Company Information

We were organized as a Delaware corporation on January 27, 2000. Our principal executive offices are located at 435 Devon Park Drive, Building 700, Wayne, Pennsylvania. We conduct our research and development activities primarily from our Israeli location in Misgav Business Park, Misgav. Our telephone number is (610) 254-4201 in the United States and +972-4-902-8900 in Israel. Our website address is www.medgenics.com. The information on or accessible through our website is not part of this prospectus.

RISK FACTORS

Investing in our securities involves risk. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed on February 13, 2015 with the Commission, and in our Current Report on Form 8-K filed on September 30, 2015 with the Commission, both of which are incorporated herein by reference, and may be amended, supplemented or superseded from time to time by other reports we file with the Commission in the future. Our business, financial condition or results of operations could be materially adversely affected by any one or more of the risks incorporated herein by reference. The trading price of our common stock could decline due to any one or more of the risks, and you may loss all or part of your investments.

The risks and uncertainties we have described therein are those currently known to us but are not the only risks that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents we incorporate by reference in this prospectus contain forward-looking statements, including statements regarding the progress and timing of clinical trials, the safety and efficacy of our product candidates, the goals of our development activities, estimates of the potential markets for our product candidates, estimates of the capacity of manufacturing and other facilities to support our products, our expected future revenues, operations and expenditures and projected cash needs. These statements relate to future events of our financial performance and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements. Those risks and uncertainties include, among others:

•	our ability to obtain additional funding to develop our product candidates;
•	the need to obtain regulatory approval of our product candidates;
•	the success of our clinical trials through all phases of clinical development;
•	any delays in regulatory review and approval of product candidates in clinical development;
•	our ability to commercialize our product candidates;
•	market acceptance of our product candidates;
•	competition from existing products or new products that may emerge;
•	regulatory difficulties relating to products that have already received regulatory approval;
•	potential product liability claims;
•	our dependency on third-party manufacturers to supply or manufacture our products;
•	our ability to establish or maintain collaborations, licensing or other arrangements;
•	our ability and third parties’ abilities to protect intellectual property rights;
•	compliance with obligations under intellectual property licenses with third parties;
•	our ability to adequately support future growth; and
•	our ability to attract and retain key personnel to manage our business effectively.

Forward-looking statements include all statements that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential,” or the negative of those terms, and similar expressions and comparable terminology intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made and, except as required by law, we undertake no obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events or otherwise. You should read this prospectus, along with the information contained in any free writing prospectuses we have authorized for use in connection with a specific offering, together with the documents incorporated by reference in this prospectus, including the documents filed as exhibits to the registration statement of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale or other disposition by the selling stockholder of the shares of our common stock covered hereby, or interests therein.

The selling stockholder will pay any expenses incurred by the selling stockholder for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholder in disposing of these shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration fees, listing fees of the NYSE MKT and fees and expenses of our counsel and our accountants.

SELLING STOCKHOLDER

The shares of common stock covered hereby consist of 459,770 shares of our common stock that we issued to the selling stockholder on October 8, 2015 as a milestone payment pursuant to the Purchase Agreement. Under the terms of the Purchase Agreement, we are required to file a registration statement on Form S-3 covering the resale of the shares issued to the selling stockholder. The issuance of the shares constituted a private placement, or the Private Placement, for purposes of the Securities Act of 1933, as amended.

In connection with certain registration rights we granted to the selling stockholder in the Private Placement, we filed with the Commission a registration statement on Form S-3, of which this prospectus forms a part, with respect to the resale or other disposition of the shares of common stock offered by this prospectus from time to time on the NYSE MKT, in privately negotiated transactions or otherwise. We have also agreed to prepare and file amendments and supplements to the registration statement to the extent necessary to keep the registration statement effective for the period of time required under our agreement with the selling stockholder.

Beneficial ownership is determined in accordance with the rules of the Commission, and includes voting or investment power with respect to our common stock. To our knowledge, the selling stockholder has sole voting and investment power with respect to its shares of common stock, unless otherwise noted below. The number representing the number of shares of common stock beneficially owned prior to the offering for the selling stockholder includes (i) all shares held by the selling stockholder prior to the private placement, plus (ii) all shares acquired by the selling stockholder pursuant to the private placement and being offered pursuant to this prospectus, as well as (iii) all shares issuable in connection with the exercise or conversion of all options, warrants or other derivative securities or securities convertible into our common stock which are exercisable or convertible within 60 days of December 11, 2015. The percentages of shares owned after the offering are based on 32,860,717 shares of our common stock outstanding as of December 11, 2015, which includes the outstanding shares of common stock offered by this prospectus.

Except as noted in the footnotes below, the selling stockholder has not held any position or office with us or our affiliates within the last three years or had a material relationship with us or any of our predecessors or affiliates within the past three years, other than as a result of the ownership of our shares or other securities.

The selling stockholder may sell some, all or none of its shares of common stock offered by this prospectus from time to time. We do not know how long the selling stockholder will hold its shares of common stock covered hereby before selling them. Other than the Purchase Agreement and Subscription Agreement among us and the selling stockholder pursuant to which the Private Placement occurred, we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the shares of common stock being offered hereunder. The shares offered by this prospectus may be offered from time to time by the selling stockholder. Accordingly, for purposes of this table, we have assumed that, after completion of the offering, the only shares that will continue to be held by the selling stockholder are those that were owned immediately prior to the private placement.

The selling stockholder may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act, some or all of its shares of common stock since the date on which the information in the table below is presented. Information about the selling stockholder may change over time.

Name of Selling	Number of Shares of Common Stock Beneficially Owned	Number of Shares of Common Stock Registered	Shares Beneficially Owned After Offering
Stockholder	Prior to the Offering	for Sale Hereby	Number	Percent
neuroFix therapeutics, inc. c/o Philip Harper 1877 Covered Bridge Road Malvern, PA 19355(1)	459,770	459,770	0	-

(1) Philip Harper and Hakon Hakonarson, each of whom owns 50% of the outstanding securities of neuroFix therapeutics, inc., exercise voting and investment power over the shares of common stock beneficially owned by neuroFix therapeutics, inc. In addition, Mr. Harper may also be considered to be beneficial owner of 150,000 shares of common stock of Medgenics, Inc. that are owned by a family member.

PLAN OF DISTRIBUTION

The selling stockholder and any of its pledgees, assignees and successors-in-interest may, from time to time in one or more transactions on the NYSE MKT or any other organized market where our shares of common stock may be traded, sell any or all of its shares of our common stock offered hereby through underwriters, dealers or agents, directly to one or more purchasers or through a combination of any such methods of sale. The selling stockholder may distribute the shares of our common stock offered hereby from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;
•	at market prices prevailing at the time of sale;
•	at prices related to such prevailing market prices; or
•	at negotiated prices.

The selling stockholder may use any one or more of the following methods when selling the shares offered hereby:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	one or more block trades in which the broker-dealer will attempt to sell such shares as agent or principal of all of such shares held by the selling stockholder;
•	purchases by a broker-dealer as principal and resale by such broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales;
•	agreements between broker-dealers and the selling stockholder to sell a specified number of such shares at a stipulated price per share; and
•	any other method permitted pursuant to applicable law.

If the selling stockholder effects such transactions by selling shares of common stock offered hereby to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholder or commissions from purchasers of the shares of common stock offered hereby for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock offered hereby or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock offered hereby in the course of hedging in positions they assume. The selling stockholder may also sell shares of common stock offered hereby short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholder may also loan or pledge shares of common stock offered hereby to broker-dealers that in turn may sell such shares.

The selling stockholder may pledge or grant a security interest in some or all of the shares of common stock offered hereby and owned by them and, if they default in the performance of its secured obligations, the pledgees or secured parties may offer and sell such shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholder also may transfer and donate the shares of common stock offered hereby in other circumstances, in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholder and any broker-dealer participating in the distribution of the shares of common stock offered hereby may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock offered hereby is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholder and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

We agreed to use our commercially reasonable efforts to keep this prospectus effective until the date all resale shares registered by this prospectus have been sold or may be sold pursuant to Rule 144 without regard to volume limitations. Under the securities laws of some states, the shares of common stock offered hereby may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock offered hereby may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement of which this prospectus forms a part.

The selling stockholder and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock offered hereby by the selling stockholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock offered hereby to engage in market-making activities with respect to the shares of common stock offered hereby. All of the foregoing may affect the marketability of the shares of common stock offered hereby and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock offered hereby.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock offered hereby will be freely tradable in the hands of persons other than our affiliates.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy information filed by us with the Commission at the Commission’s public reference section, 100 F Street, N.E., Washington, D.C. 20549. Information regarding the operation of the public reference section can be obtained by calling 1-800-SEC-0330. The Commission also maintains an Internet site at http://www.sec.gov that contains reports, statements and other information about issuers, such as us, who file electronically with the Commission. We maintain an Internet site at http://www.medgenics.com. However, the information on our Internet site is not incorporated by reference in this prospectus and any prospectus supplement and you should not consider it a part of this prospectus or any accompanying prospectus supplement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Commission allows us to “incorporate by reference” into this prospectus the information in other documents that we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the Commission will automatically update and supersede information contained in documents filed earlier with the Commission or contained in this prospectus. We incorporate by reference in this prospectus (i) the documents listed below, (ii) all documents that we file with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of the registration statement of which this prospectus is included and prior to the effectiveness of such registration statement, and (iii) and any future filings that we may make with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of the offering under this prospectus; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with Commission rules:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (filed on February 13, 2015);
•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 (filed on April 20, 2015);
•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 (filed on August 10, 2015);

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 (filed on October 22, 2015);

•	our Current Reports on Form 8-K filed with the SEC on April 17, 2015 (except Item 2.02, Item 7.01 and Exhibits 99.1 and 99.2), June 10, 2015 (except item 7.01 and Exhibit 99.1), September 9, 2015 (except item 7.01 and Exhibits 99.1 and 99.2), September 30, 2015, and October 7, 2015; and
•	the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on March 24, 2011.

You may request a copy of any of the documents that we incorporate by reference in this prospectus, at no cost, by writing or telephoning us at Medgenics, Inc., 435 Devon Park Drive, Building 700, Wayne, Pennsylvania 19087, telephone number (610) 254-4201.

You should rely only on the information contained in this prospectus, including information incorporated by reference herein. We have not authorized anyone to provide you with information different from that contained in this prospectus or any prospectus supplement. This prospectus is not an offer of these securities in any jurisdiction where an offer and sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our commons stock.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Pepper Hamilton LLP.

EXPERTS

The consolidated financial statements of the Company appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2014 have been audited by Kost Forer Gabbay & Kasierer, independent registered public accounting firm, as set forth in its reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

Set forth below is an estimate (except in the case of the registration fee) of the amount of fees and expenses to be incurred in connection with the issuance and distribution of the offered securities registered hereby, other than underwriting discounts and commissions, if any, incurred in connection with the sale of the offered securities. All such amounts will be borne by Medgenics, Inc.

SEC Registration Fee	$284.00
Legal Fees and Expenses	$20,000.00
Accounting Fees and Expenses	$5,000.00
Miscellaneous Fees and Expenses	$2,000.00
Total:	$27,284.00

Item 15. Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation provides that to the fullest extent permitted by the Delaware General Corporation Law, our directors shall not be liable to us or to our stockholders for monetary damages for breach of fiduciary duty as a director.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided, that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances. Our amended and restated certificate of incorporation and bylaws provide that any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of our company, or by reason of the fact that he or she was serving at the request of our company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified (and we must advance expenses incurred in connection with the defense of such actions, suit or proceedings) to the full extent now or hereafter permitted by law.

We maintain directors and officers insurance providing indemnification for certain of our directors, officers, affiliates, partners and employees for certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16. Exhibits

Exhibit Description

3.1         Amended and Restated Certificate of Incorporation (previously filed as Exhibit 3.1 to the Company’s Registration Statement on Form S-1 filed November 5, 2010 (File No. 333-170425) and incorporated herein by reference).

3.2         Certificate of Amendment to Amended and Restated Certificate of Incorporation dated as of June 4, 2009 (previously filed as Exhibit 3.2 to the Company’s Registration Statement on Form S-1 filed November 5, 2010 (File No. 333-170425) and incorporated herein by reference).

3.3         Certificate of Amendment to Amended and Restated Certificate of Incorporation dated as of February 14, 2011 (previously filed as Exhibit 4.3 to the Company’s Post-Effective Amendment No. 1 to Form S-1 on Form S-3 filed July 16, 2012 (File No. 333-170425) and incorporated herein by reference).

3.4         Second Amended and Restated By-Laws dated as of March 5, 2012 (previously filed as Exhibit 3.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 (File No. 001-35112) and incorporated herein by reference).

4.1         See Exhibits 3.1 through 3.4 for instruments defining rights of holders of common stock

4.2         Specimen Common Stock Certificate (previously filed as Exhibit 4.1 to the Company’s Amendment No. 4 to Registration Statement on Form S-1 filed February 22, 2011 (File No. 333-170425) and incorporated herein by reference).

4.3         Third Amended and Restated Investor Rights Agreement, dated as of September 13, 2006, as amended, by and among the registrant and certain stockholders of the registrant (incorporated by reference to Exhibit 4.3 of the registrant’s Registration Statement on Form S-1 (Registration No. 333-141700), as amended, originally filed with the Commission on March 30, 2007)

5.1         Opinion of Pepper Hamilton LLP (filed herewith)

23.1       Consent of Pepper Hamilton LLP (included in Exhibit 5.1)

23.2       Consent of Kost Forer Gabbay & Kasierer (Ernst & Young) (filed herewith)

24.1       Power of attorney (included on the signature page hereto)

Item 17. Undertakings.

(a)         The undersigned Registrant hereby undertakes:

(1)         to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)         to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)         to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however , that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2)         that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)         that, for the purpose of determining liability under the Securities Act to any purchaser:

(A)       Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)        Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b)         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, Medgenics, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wayne, Pennsylvania on the 17th day of December, 2015.

MEDGENICS, INC.

By:	/s/ Michael F. Cola
Michael F. Cola
President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Medgenics, Inc., hereby severally constitute and appoint Michael F. Cola and John H. Leaman, and both or either one of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution in for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any subsequent registration statements pursuant to Rule 462 of the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael F. Cola	President, Chief Executive Officer and Director	December 17, 2015
Michael F. Cola	(Principal Executive Officer)

/s/ John H. Leaman	Chief Financial Officer	December 17, 2015
John H. Leaman	(Principal Financial Officer & Principal Accounting Officer)

/s/ Sol J. Barer	Chairman of the Board of Directors	December 17, 2015
Sol J. Barer

/s/ Eugene A. Bauer	Director	December 17, 2015
Eugene A. Bauer

/s/ Isaac Blech	Director	December 17, 2015
Isaac Blech

/s/ Alastair Clemow	Director	December 17, 2015
Alastair Clemow

/s/ Wilbur H. Gantz	Director	December 17, 2015
Wilbur H. Gantz

/s/ Joseph J. Grano, Jr.	Director	December 17, 2015
Joseph J. Grano, Jr.

Signature	Title	Date

/s/ Barbara Duncan	Director	December 17, 2015
Barbara Duncan

EXHIBIT INDEX

Exhibit	Description

5.1	Opinion of Pepper Hamilton LLP

23.1	Consent of Pepper Hamilton LLP (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP

24.1	Power of attorney (included on the signature page hereto)

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